Exhibit 3.1

Restated Articles of Incorporation
of
NaturalNano, Inc.

Pursuant to the provisions of Section 78.403 of the Nevada Revised Statutes, the undersigned corporation adopts the following Restated Articles of Incorporation as of this 7th day of May 2007:

FIRST: The name of the corporation is NaturalNano, Inc.

SECOND: The Articles of Incorporation of the corporation were filed by the Secretary of State on the 18th day of February 2000.

THIRD: The Articles of Incorporation, as amended to the date of this certificate, are hereby restated (without further amendment) as follows:

1. Name of Corporation:	NaturalNano, Inc.
2. Resident Agent Name and Street Address:	Not Required
3. Shares:
The number of shares the corporation is authorized to issue is 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. Preferred shares may be issued from time to time in one or more series in the discretion of the board of directors. The board has the authority to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

4. Governing Board:	Shall be styled as Directors.
Names, Addresses, Number of Board of Directors/Trustees:	Not Required
5. Purpose:	Any Legal
6. Other Matters:	See Articles 9, 10 and 11
7. Names, Addresses and Signatures of Incorporators:	Not Required
8. Certificate of Acceptance of Appointment of Resident Agent:	Not Required
9. Directors:	The corporation shall be governed by a Board of Directors consisting of no less than three (3) nor more than nine (9) directors. Directors need not be shareholders of the corporation
10. Exemption from Corporate Debt:	The private property of the shareholders of the corporation shall not be subject to the payment of any corporate debt to any extent whatsoever.
11. Indemnification:
As enumerated by the Nevada Code and as the Board of Directors may from time to time provide in the By-Laws or by resolution, the corporation shall indemnify its officers, directors, agents and other persons against personal liability for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the laws of the State of Nevada.

The undersigned Kathleen A. Browne is the secretary of the corporation; she has been authorized to execute the foregoing certificate by resolution of the board of directors on the 3rd day of May 2007, and the foregoing certificate sets forth the text of the Articles of Incorporation as amended to the date of this certificate.

Date May 7, 2007

NaturalNano, Inc.

By:	/s/ Kathleen A. Browne
Kathleen A. Browne, its Secretary